Exhibit 8.1(b)

January 26, 2007

Board of Directors
Green Bus Lines, Inc.
Board of Directors
Triboro Coach Corporation
Board of Directors
Jamaica Central Railways, Inc.,
Board of Directors
GTJ REIT, Inc.
444 Merrick Road
Lynbrook, NY 11563

  Re:
  GTJ REIT, Inc.

Ladies and Gentlemen:

        In connection with the proposed election by GTJ REIT, Inc., a Maryland corporation ("GTJ REIT"), to be taxed as a real estate investment trust for federal income tax purposes following the mergers (the "Mergers") of Green Bus Lines, Inc., a New York corporation ("Green Bus"), Triboro Coach Corporation, a New York corporation ("Triboro") and Jamaica Central Railways, Inc., a New York corporation ("Jamaica," and each of Green Bus, Triboro and Jamaica, a "Bus Company," and together the "Bus Companies"), with and into subsidiaries (the "Acquisition Companies") of GTJ REIT, with the Acquisition Companies surviving the Mergers, as more fully described in the registration statement filed by GTJ REIT on Form S-11 with the Securities and Exchange Commission on July 28, 2006, as amended from time to time, through Amendment No. 4 thereto expected to be filed with the Securities and Exchange Commission on or about January 29, 2007 (together with attachments thereto, the "Registration Statement"), you have requested our opinion with respect to whether after the Mergers the expected ownership structure, the distribution of earnings and profits, the income, assets and the proposed methods of operations would enable GTJ REIT to qualify as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

Bases for Opinion

        The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to:

  1.
  the Registration Statement;

  2.
  the Amended and Restated Articles of Incorporation of GTJ REIT dated October 25, 2006;

  3.
  the articles of incorporation of each of the Bus Companies and the Acquisition Companies;

  4.
  the form of Stockholder Rights Agreement between GTJ REIT and American Stock Transfer & Trust Company as Rights Agent (the "Stockholder Rights Agreement"); and

  5.
  such other documents as we deemed necessary or appropriate.

        The opinion set forth in this letter also are premised on certain written factual representations of GTJ REIT and the Bus Companies contained in a letter to us dated November 22, 2006, as updated through the date hereof, including by a letter of GTJ REIT and the Bus Companies to us dated January 26, 2007 (the "Representation Letter," and together with the documents referred to in the preceding sentence, the "Reviewed Documents").

        We have made such legal and factual inquiries, including an examination of the Reviewed Documents, as we have deemed necessary or appropriate for purposes of rendering the opinion. For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in such documents, including the Registration Statement. We consequently have relied upon the representations and statements of GTJ REIT and the Bus Companies as described in the Reviewed Documents, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. After reasonable inquiry, however, we are not aware of any material facts or circumstances contrary to, or inconsistent with, the representations and statements we have relied upon as described herein, or other assumptions set forth herein.

        In this regard, we have assumed with your consent the following:

  1.
  all of the factual representations and statements set forth in the Reviewed Documents are true, correct, and complete as of the date hereof;

  2.
  any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate, without such qualification;

  3.
  each agreement described in the Reviewed Documents is valid and binding in accordance with its terms;

  4.
  each of the obligations of GTJ REIT, the Bus Companies and their respective subsidiaries described in the Reviewed Documents has been or will be performed or satisfied in accordance with its terms;

  5.
  any and all elections and filings to be made with the IRS are timely and properly filed;

  6.
  the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

  7.
  any documents as to which we have reviewed only a form or draft were or will be duly executed without material changes from the form or draft reviewed by us; and

  8.
  the Stockholder Rights Agreement will be entered into before the Mergers and no adjustment will be made pursuant to Section 9 or 10 of the Stockholder Rights Agreement.

        Any material variation or difference in the facts from those set forth in the Reviewed Documents may adversely affect the conclusions stated herein.

Opinion

        Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that after the Mergers the proposed methods of organization and operation of GTJ REIT, its expected ownership structure, the expected distribution of earnings and profits of the Bus Companies and their subsidiary corporations and GTJ REIT's expected income and assets, will enable GTJ REIT to qualify as a REIT commencing with its taxable year ending December 31, 2007.

* * * * *

        This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues, including the accuracy of any statements in the Registration Statement, the Merger Agreement or any proxy statement the Bus Companies may issue in the future, or the federal income tax consequences of the Mergers to the GTJ REIT shareholders. In particular, we have not offered and are not offering any opinion regarding GTJ REIT's actual qualification and taxation as a REIT under the Internal Revenue Code in the future. More specifically, in order to qualify as a REIT for its taxable year ending December 31, 2007, GTJ REIT will have to satisfy a number of asset, income, ownership and distribution tests on an ongoing basis beginning with its taxable year ending December 31, 2007, the results of which cannot be known with certainty as of the date hereof. GTJ REIT's actual qualification and taxation as a REIT under the Internal Revenue Code will depend upon its ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Internal Revenue Code. We have not undertaken at this time to review GTJ REIT's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of GTJ REIT's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Internal Revenue Code for qualification and taxation as a REIT.

        In addition, GTJ REIT proposes to enter into the Stockholder Rights Agreement which provides for the issuance of the rights to GTJ REIT shareholders to acquire interests in preferred stocks of GTJ REIT in the event of a take-over attempt by outsiders. There is uncertainty regarding the proper federal income tax treatment of the actual issuance or exercise of the rights under a plan similar to the Rights Agreement, or a modification of the terms of the Stockholder Rights Agreement. It is possible that such issuance or exercise, or such modification may be treated as a deemed dividend distribution by GTJ REIT or as a business expense incurred by GTJ REIT. To the extent that such event is treated as a deemed dividend distribution by GTJ REIT, it is possible that such event could cause GTJ REIT to fail to satisfy the annual income distribution requirement for the year of such event. Thus, we cannot give you any assurance that the issuance or exercise of a right under the Rights Agreement or a modification of the terms of the Rights Agreement will not cause GTJ REIT to fail to qualify as a REIT for the year of such event, and our opinion above regarding GTJ REIT's qualification as a REIT is limited only to the extent that the rights under the Stockholder Rights Agreement are not issued and the terms of the Stockholder Rights Agreement are not modified.

        This opinion letter has been prepared for your use in connection with the filing by GTJ REIT of the Registration Statement on the date hereof. This opinion letter should not be relied upon for any other purpose. We assume no obligation by reason of this opinion letter to advise you of any changes in our opinion subsequent to the delivery of this opinion letter but agree to do so from time to time upon specific request from you for an update or confirmation.

        We consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very Truly Yours,
/s/
Herrick, Feinstein LLP